UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. __)

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R1 RCM Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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R1 RCM Inc.
434 W. Ascension Way
6th Floor
Murray, UT 84123
SUPPLEMENT TO DEFINITIVE PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 17, 2023
This Proxy Statement Supplement, dated April 7, 2023 (this “Supplement”), supplements the Definitive Proxy Statement of R1 RCM Inc. (the “Company”) filed with the Securities and Exchange Commission on April 4, 2023 (the “Proxy Statement”), relating to the Company’s Annual Meeting of Stockholders to be held on May 17, 2023 as a virtual meeting conducted via live webcast. Capitalized terms used in this Supplement and not otherwise defined herein have the meanings given to them in the Proxy Statement.
This Supplement is being filed solely to disclose delinquent Section 16(a) reports that were inadvertently omitted from the Proxy Statement. Accordingly, the Proxy Statement is supplemented with the following disclosure:
“Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires our directors, executive officers, and the holders of more than 10% of our common stock to file with the SEC initial reports of beneficial ownership of our common stock and other equity securities on a Form 3 and reports of changes in such ownership on a Form 4 or Form 5.
Based solely on a review of the reports filed in 2022 and related written representations, we believe that all Section 16(a) reports were filed on a timely basis in 2022, except that, due to a technical issue with the Company’s filing platform, a Form 4 for each of Messrs. Speranzo and Tersigni was filed one day late on April 6, 2022 to report (i) the grant of restricted stock units in lieu of the director cash retainer and (ii) the vesting of certain restricted stock units.”
Except as specifically supplemented by the information contained herein, this Supplement does not modify, amend or otherwise affect any of the information set forth in the Proxy Statement. This Supplement does not provide all of the information that is important to your decisions in voting at the Annual Meeting. This Supplement should be read in conjunction with the Proxy Statement and, from and after the date of this Supplement, any references to the Proxy Statement will be deemed to include the Proxy Statement as supplemented hereby. The Proxy Statement, this Supplement, and the Company’s 2022 Annual Report are available at www.r1rcm.com/proxy and www.proxyvote.com.